Exhibit 99.1

The following information appears under the caption "Prospectus Supplement Summary─Recent Developments" in the preliminary prospectus supplement we filed with the Securities and Exchange Commission on July 8, 2008:

Hedging policy and impact of mark-to-market losses

One of our strategies has been to manage our exposure to price volatility in marketing our natural gas and oil by entering into natural gas and oil price risk management arrangements for a portion of our expected production generally for periods of up to 30 months into the future. While our hedging strategy allows us to predict with greater certainty the effective natural gas and oil prices to be received for our hedged production, this strategy can also limit the prices we actually realize for our natural gas and oil production and therefore reduce our natural gas and oil revenues in the future. During 2006 and 2007, we earned $2.5 billion in additional revenues as a result of our hedging activities. This year, however, natural gas and oil prices have increased dramatically relative to the level at which we have hedged a significant portion of our production. As a consequence, our hedging activities negatively impacted our earnings in the first quarter of 2008 during which we incurred $1.1 billion of unrealized losses associated with mark-to-market changes in the value of outstanding hedging contracts. Commodity prices have continued to increase since March 31, 2008, and we anticipate incurring additional substantial unrealized losses in the quarter ended June 30, 2008, and we expect such losses could result in our reporting negative revenues from natural gas and oil sales and will result in an overall net loss for such quarter.

The following information appears under the caption "Risk Factors─Our hedging activities may reduce the realized prices received for our natural gas and oil sales and require us to provide collateral for hedging liabilities" in such preliminary prospectus supplement:

As a result of increasing commodity prices subsequent to March 31, 2008, we anticipate incurring additional substantial unrealized losses in the quarter ended June 30, 2008, and we expect such losses could result in our reporting negative revenues from natural gas and oil sales and will result in an overall net loss for such quarter.